Exhibit 99.1

Applied Materials Announces Dan Durn to be Next Chief Financial Officer

•	Semiconductor industry veteran will join Applied Materials in August

•	Bob Halliday to remain with the company, moving to new role focused on business development

SANTA CLARA, Calif., July 24, 2017 – Applied Materials, Inc. today announced that Dan Durn will join the company as senior vice president on August 7, 2017 and assume the role of chief financial officer on August 24. Mr. Durn, 50, is currently CFO of NXP Semiconductors N.V. Bob Halliday, 63, will remain with the company to support a smooth transition and move to a new role focused on business development. Mr. Halliday is planning to retire towards the end of 2018.

“Dan brings a tremendous combination of experience and knowledge that can help accelerate Applied’s strategy,” said Gary Dickerson, president and CEO. “These are exciting times as our markets are strong and getting stronger, Applied is better positioned than ever before and we have a great platform to drive sustainable profitable growth. Bob has done a terrific job as CFO and I’m confident that Dan is going to step in and help us reach new heights.”

“I am very excited to be joining Applied Materials, a company that has terrific capabilities and is working in the sweet spot of the industry,” said Dan Durn. “I have a great deal of respect for Gary, Bob and the Applied leadership team, and I’m confident that we are going to do great things together. I can’t wait to get started.”

Mr. Durn joined NXP in 2015, having served as CFO of Freescale up until the merger with NXP. Prior to Freescale, he was CFO and executive vice president of finance and administration at GLOBALFOUNDRIES. Previously, he was head of M&A and strategy at Advanced Technology Investment Company (ATIC), a $15 billion private equity company, and he also served as vice president in technology investment banking at Goldman, Sachs & Company and was a member of its merger leadership group. Mr. Durn received an MBA in finance from Columbia Business School and graduated from the U.S. Naval Academy with a BS in control systems engineering.

Webcast and Conference Call Information

Applied Materials will discuss this announcement during a webcast that begins at 8:45 a.m. EDT / 5:45 a.m. PDT today. The live webcast will be available on Applied Materials’ website at: http://www.appliedmaterials.com/investor-relations. The live conference call phone number is 1-855-546-9563 (toll free) or 1-412-455-6135 (international) with passcode 60282748. Participants should dial in 15 minutes before the call to allow time to be connected by the operator. Replays of the webcast will be available beginning at 12:00 p.m. EDT / 9:00 a.m. PDT on July 24 and will remain available for at least 30 days.

Forward-Looking Statements

This press release contains forward-looking statements, including those regarding anticipated growth in our markets and business, and other statements that are not historical facts. These statements and their underlying assumptions are subject to risks and uncertainties and are not guarantees of future performance. Factors that could cause actual results to differ materially from those expressed or implied by such statements include, without limitation: our ability to expand our current markets, increase market share and develop new markets; market acceptance of existing and newly developed products; and other risks and uncertainties described in our most recent Form 10-Q and other filings with the SEC. All forward-looking statements are based on management’s current estimates, projections and assumptions, and we assume no obligation to update them.

July 24, 2017

About Applied Materials

Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations make possible the technology shaping the future. Learn more at www.appliedmaterials.com.

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Contact:

Ricky Gradwohl (editorial/media) 408.235.4676

Michael Sullivan (financial community) 408.986.7977